Exhibit 99.2
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                                                                News Release
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  UNION TEXAS PETROLEUM                                  1330 Post Oak Boulevard
  [GRAPHIC OMITTED]                                                P.O. Box 2120
                                                       Houston, Texas 77252-2120
                                                                  (713) 623-6544



        UNION TEXAS PETROLEUM INCREASES ITS 1997 CAPITAL SPENDING BUDGET
          BY 17% FOR NEW EXPLORATION VENTURES AND OTHER GROWTH PROJECTS
              Company Also Announces New Stock Ownership Guidelines
                           for Officers and Directors

Contact:   Carol Cox
           713-968-2714

           Houston, May 12, 1997 -- Union Texas Petroleum Holdings,  Inc. (NYSE:
UTH) today announced that its Board of Directors has approved a 17% increase in the company's 1997 capital spending budget primarily for several new exploration ventures that Union Texas has recently joined. With the increase, Union Texas' 1997 capital spending budget will rise to $269 million, up from its original 1997 capital budget of $229 million. The revised 1997 capital budget represents a 45% boost over $186 million spent in 1996.
           The independent energy company also announced today that its board has adopted new stock ownership guidelines for Union Texas' officers and directors.
INCREASED CAPITAL SPENDING EARMARKED FOR NEW EXPLORATION VENTURES
           The majority of the increased capital budget for 1997 is earmarked for three new exploration ventures in Kazakstan, Algeria and China. As recently announced, Union Texas has formed a joint venture with Oman Oil Company Limited to explore for, develop and produce oil and gas onshore Kazakstan and offshore in the Kazakstan sector of the Caspian Sea. Union Texas also recently has joined subsidiaries of Phillips Petroleum Company in exploration ventures in the Ghadames Basin in southeastern Algeria and Bohai Bay offshore northern China. Union Texas has a 75% working interest in the Kazakstan/Caspian Sea venture, a 30% working interest in the Algeria venture, and a 40% working interest in the China venture.

                                    - more -

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           Overall,  Union Texas is increasing  its 1997 capital  spending plans for its worldwide exploration ventures from approximately $68 million to about $95 million, about 35% of the revised 1997 capital budget. In addition to the ventures in Kazakstan, Algeria and China, the increased exploration budget includes monies for new programs in Yemen and Latin America.
           "Union Texas' higher capital budget for 1997 reflects the tremendous emphasis we have placed on growing our company through new exploration ventures and development projects," said Chairman and CEO John Whitmire. "We have added eight new exploration ventures since the beginning of 1997 and are especially pleased with the three most recently announced opportunities for exploration exposure to outstanding proven basins in the Kazakstan/Caspian Sea region,
Algeria  and  China.  Union  Texas'  highly  profitable  producing   properties,
excellent cash flow and financial strength enable us to increase our capital spending to accommodate these growth programs."
NEW GUIDELINES FOR STOCK OWNERSHIP
           Under the new guidelines for stock ownership, officers and directors of Union Texas will be expected to own within a five-year period a certain minimum amount of the company's stock with a market value that is equal to at least one to three times their annual base salary or annual board fees.
           "We strongly support these new guidelines for stock ownership," said Whitmire. "These guidelines are evidence of our total commitment to further align the interests of our officers and directors with those of all of our shareholders."
           One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE:UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company has petrochemical operations in Louisiana.
           This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including price volatility, exploration, development, operational and implementation risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially.
                                      # # #
For additional information, contact:
Carol Cox, media            John Zimmerman, analysts and investors
713-968-2714                713-968-2740

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                              UNION TEXAS PETROLEUM
                          REVISED 1997 CAPITAL SPENDING
                              (Dollars in Millions)


                                                    1996 Capital                   Original 1997                  Revised 1997
                                                      Spending                   Capital Spending               Capital Spending
                                                      --------                   ----------------               ----------------

Exploration                                            $  36                         $  68                           $ 95
Development                                              140                           127                            140
Petrochemicals                                             8                            32                             32
Other                                                      2                             2                              2
Total                                                   $186                          $229                           $269